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                                                                     EXHIBIT 15



                                                     November 17, 1999

Delta Air Lines, Inc.
P.O. Box 20574
Atlanta, Georgia 30320-6001

Dear Sirs and Madams:

Each of the undersigned understands that Delta Air Lines, Inc. ("Delta") and priceline.com Incorporated ("Priceline") propose to enter into a Master Agreement (the "Master Agreement") whereby Delta and Priceline will amend certain terms and provisions of that certain General Agreement and Participating Airline Agreement by and between Delta and Priceline dated August 31, 1998, as amended on December 31, 1998 and July 16, 1999 (the "General Agreement").

To induce Delta to execute and enter into the Master Agreement each of the undersigned hereby agrees, severally and not jointly, that, without the prior written consent of Delta, he or it will not, during the period commencing on the date hereof and ending on the earlier of February 7, 2000 or Delta having sold 8,440,067 shares (the "Market Sale Shares") of Priceline Common Stock held by Delta (the "Release Date"), (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, shares of common stock of Priceline (the "Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that nothing in this letter shall (x) prevent any of the undersigned from pledging shares of Common Stock to a third party lender (including registration of such shares in the name of such lender for the purpose of perfecting a security interest) as collateral to secure a loan on terms under which such third party lender is not restricted from selling or otherwise disposing of such shares upon the exercise of its rights to such collateral under the loan and so long as on the date of the loan, the market price per share of the Common Stock multiplied by the aggregate number of shares of Common Stock so pledged is equal to or exceeds the product of three multiplied by the amount of the loan or (y) prevent Jay S. Walker ("Walker") from transferring shares of Common Stock to any of Mr. Richard S. Braddock, The Gore Creek Trust, Ms. Bernee D. L. Strom, Ms. Nancy B. Peretsman or

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Delta Air Lines, Inc.
November 17, 1999
Page 2


Mr. Paul Breitenbach (or their assignees), pursuant to the exercise by such party of existing options to purchase shares of Common Stock owned by the undersigned. In addition, each of the undersigned agrees that, without the prior written consent of Delta, he or it will not, during the period commencing on the date hereof and ending on the Release Date, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The foregoing provisions shall not apply to the sale or other transfer of shares of Common Stock by each of the undersigned to any associate (as such term is defined in rule 12B-2 of the Securities Exchange Act of 1934) of the respective undersigned; provided that, prior to any such sale or other transfer of shares of Common Stock, any such associated transferee agrees in writing to the restrictions on transfer set forth herein.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]
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Delta Air Lines, Inc.
November 17, 1999
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                                             Very truly yours,

                                             /s/ JAY S. WALKER
Walker Digital Corporation                   -----------------------------
                                             Jay S. Walker

By: /s/ JAY S. WALKER
   -------------------------
                                             /s/ RICHARD S. BRADDOCK
                                             -----------------------------
Name: Jay S. Walker                          Richard S. Braddock
     -----------------------

Title: Vice Chairman
      ----------------------
                                             /s/ PAUL E. FRANCIS
                                             -----------------------------
                                             Paul E. Francis


                                             /s/ TIMOTHY BRIER
                                             -----------------------------
                                             Timothy Brier